Exhibit 8.1

Opinion of K&L Gates LLP

April 15, 2013

MFA Financial, Inc.

350 Park Avenue, 20th Floor

New York, New York 10022

Re:	Information in the Prospectus Supplement under the heading

“Additional Material U.S. Federal Income Tax Considerations”

Dear Sir or Madam:

In connection with the offering by MFA Financial, Inc., a Maryland corporation (the “Company”) of up to 8,050,000 shares of the Company’s 7.50% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Preferred Stock”), pursuant to the Company’s Post-Effective Amendment No. 1 to Registration Statement on Form S-3, file number 333-170097, dated April 2, 2012, (as amended, the “Registration Statement”), and the Prospectus dated April 2, 2012 included in the Post-Effective Amendment, as supplemented by the accompanying Prospectus Supplement dated April 8, 2013 (the “Prospectus Supplement”), filed by the Company with the Securities and Exchange Commission under Rule 424(b) on April 10, 2013, you have requested our opinion concerning the information in the Prospectus Supplement under the heading “Additional Material U.S. Federal Income Tax Considerations.”

In formulating our opinions, we have reviewed and relied upon the charter of the Company (including the Articles Supplementary relating to the Preferred Stock) and the Registration Statement. In addition, we have relied upon the Company’s certificate (the “Officer’s Certificate”), executed by a duly appointed officer of the Company, setting forth certain factual representations relating to the organization and proposed operation of the Company. Where such factual representations in the Officer’s Certificate involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated by the Department of the Treasury (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have explained such terms to the Company’s representatives and we are satisfied that the Company’s representatives understand such terms and are capable of making such factual representations. We have also relied upon representations that the information presented in the Registration Statement accurately and completely describes all material facts. We have not verified any of those assumptions.

In rendering these opinions, we have assumed that the Company will be operated in the manner described in its organizational documents and in the Registration Statement.

Based upon and subject to the foregoing, it is our opinion that the statements in the Prospectus Supplement under the heading “Additional Material U.S. Federal Income Tax Considerations”, to the extent that such statements constitute matters of law, summaries of legal matters, or legal conclusions, have been reviewed by us and are correct in all material respects and accurately describe the federal income tax considerations that are likely to be material to a holder of the Preferred Stock.

MFA Financial, Inc.

April 15, 2013

Our opinion is based on the Code, the Regulations, and the interpretations of the Code and such Regulations by the courts and the Service, all as they are in effect and exist at the date of this letter. It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions could affect our conclusions. Other than as expressly stated above, we express no opinion on any issue relating to the Company or any investment therein.

Notwithstanding any express or implied agreement, arrangement, or understanding to the contrary, the Company (and any employee, representative, or other agent of the Company) may disclose this opinion to any and all persons.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, nor do we admit we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended.

Very truly yours,

/s/ K&L Gates LLP

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